UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2011 (April 19, 2011)

SOUTHERN COPPER CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-14066	13-3849074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11811 North Tatum Blvd., Suite 2500, Phoenix, Arizona 85028

(Address and zip code of principal executive offices)

(602) 494-5328

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Southern Copper Corporation (“Southern Copper”) will file a Proxy Statement with the Securities and Exchange Commission regarding the proposed transaction.  Investors and security holders are urged to read carefully the Proxy Statement regarding the proposed transaction when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement (when it is available) and other documents containing information about Southern Copper, without charge, at the SEC’s web site at http://www.sec.gov.  Free copies of the Proxy Statement and Southern Copper’s filings may be obtained by directing a request to Southern Copper Corporation, 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, USA, Attention: Investor Relations Department.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends.  They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements.  Such risks and uncertainties include, but are not limited to: Southern Copper’s ability to enter into definitive agreements with respect to the proposed transaction; the results of Southern Copper’s due diligence review of ASARCO; Southern Copper’s ability to achieve the benefits contemplated by the proposed transaction; Southern Copper’s ability to promptly and effectively integrate with the businesses of AMC and ASARCO; the costs associated with the proposed transaction; the timing to consummate the proposed transaction; any necessary actions to obtain required regulatory approvals; the ability to obtain existing lender and other required third-party consents; increased costs; metal prices; unfavorable economic conditions; changes in the legal and regulatory environment; and unstable political conditions, civil unrest or other developments. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  Southern Copper does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

*****

The following is a transcript of the Southern Copper Corporation first quarter 2011 conference call with the financial community held on Tuesday, April 19, 2011 and which was posted on the Southern Copper Corporation website on April 27, 2011.  A recording of the conference call will be available until May 3, 2011 at the following number in the U.S.: (800) 642-1687 and the following number outside the U.S.: (706) 645-9291.  The conference ID # for the recording is 59298898.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

04-19-11/11:00 a.m. EST

Confirmation # 59298898

SOUTHERN COPPER CORPORATION

Moderator:     Raul Jacob

April 19, 2011

11:00 a.m. EST

Operator:                                                                      Good morning and welcome to the Southern Copper Corporation’s First Quarter 2011 results conference call.

With us this morning, we have Southern Copper Corporation, Mr. Raul Jacob, Manager of Financial Planning and Investor Relations, who will discuss the results of the Company for the first quarter and answer any questions that you may have.

The following information discussed on today’s call may include forward-looking statements regarding the Company’s results and prospects, which are subject to risks and uncertainties.  Actual results may differ materially, and the Company cautions not to place undue reliance on these forward-looking statements.

Southern Copper Corporation undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise.  All results are expressed in full U.S. GAAP.

Now, I will pass the call over to Mr. Raul Jacob.  Please go ahead, sir.

Raul Jacob:                                                           Thank you very much Michelle and good morning everyone and welcome to Southern Copper First Quarter 2011 Earnings Conference Call.  Participating in today’s conference is Mr. Oscar Gonzalez Rocha, Southern Copper’s CEO.

On today’s conference call, we will begin with an update of our view on metal markets.  We will then talk about Southern Copper’s key results related to production, sales, operating costs, financial results, and capital spending.  After that, we will open the session for questions.

Let me focus first on the copper market. We maintained our positive outlook for the market fundamentals of this metal.  On the demand side, a worldwide growth in the range of four to five percent for 2011 is expected.  This demand increase will not be matched by new copper production, estimated to grow by three percent in 2011.

At the end of last year, several analysts believed the market was getting towards a deficit of 400,000 to 600,000 tons that should sustain copper prices in the range of $4.50 to $5.00 per pound.  As reported to the market then, we believed that those price levels will imply an acute scarcity of physical material that was not seen at the end of the fourth quarter of 2010 and we still don’t see.

At this point, we believe the market is adequately supplied, considering the inventory levels of the Shanghai, London Metal Exchange and COMEX warehouses, off warehouse material and the contribution of scrap copper, a product that appears when prices are attractive.  Scrap copper is estimated by CRU(1) to grow by 200,000 tons in 2011 to a total of 3.1 million tons in the current year, with China being its main consumer.  Over the remainder of 2011, we believe copper prices will average $4.50 per pound.

As you know, SCC’s main by-product is molybdenum.  In the first quarter of this year, this metal represented nine percent of Company’s sales.  We’re currently seeing a soft recovery in the molybdenum consumption.  For the year 2011, we’re expecting a relatively balanced market for this metal with prices at about $16 per pound.

Let me go now into copper production.  Before we begin the analysis of this quarter’s production, let me remind you that last year, the Company changed the name of the Cananea operating unit to Buenavista del Cobre.  So please keep in mind that when we mention the Buenavista operation, we refer to the unit formerly known as Cananea.

(1) Copper Research Unit.

The Company’s copper mined production in the first quarter of 2011 increased by 13.7 percent to 124,000 tons when compared to 109,000 tons we produced in the first quarter of 2010.  This increase was mainly the result of 27,600 tons of copper production at our Buenavista mine that was partially offset by expected lower production at our Peruvian and La Caridad operations.  It should be pointed out that I mentioned the Cananea production of 27,600 tons and at full capacity Buenavista should produce about 45,000 tons per quarter.

As previously reported, the SXEW production of Buenavista reached full capacity in the last quarter of 2010.  Currently, besides the SXEW plant, all crushing, milling and flotation circuits of the concentrator are running at full capacity at the Buenavista operation and we’re now optimizing the copper recovery circuit to reach full production.  We expect to finish this process during April and increase the Buenavista concentrator’s recovery to full production in the second quarter of this year.

For the second half of 2011, we expect a significant increase in ore grade at the Cuajone mine, which will offset the lower production of the first quarter of this year, which was due to expected lower grades.  Our prior guidance for 2011 was a total production of 630,000 tons of copper with three percent being copper from third parties or purchased copper.  Current plans maintain this forecast based on an increase of purchased copper to 5.7 percent for the year.

Regarding the ramping up of Buenavista and the cost of the repairs, through March 31, 2011, we have to spend $112.6 million on repairs.  Of this, $54.4 million were capitalized and $58.2 million were charged to operating cost, both in 2010 and 2011.  During the first quarter of this year, we charged $22.3 million to operating cost.  We are maintaining the estimated cost of the repairs at approximately $114 million.

Regarding molybdenum production, in the first quarter, molybdenum production decreased by 10 percent to 4,274 tons compared to 4,753 tons in the first quarter of last year due to expected lower ore grades, primarily at the Cuajone operation.

Focusing on Southern Copper’s financial performance, during the first quarter of 2011, sales were $1.6 billion, 31 percent higher than the $1.2 billion we had in the first quarter of last year.  This increase was mainly the result of higher metal prices, as well as higher copper sales volume, which increased 12 percent.  When compared to the first quarter of last year, molybdenum volume sold decreased by 10 percent, silver volume sold decreased by 10 percent, and the zinc volume sold decreased by four percent.

Swap contracts are hedging approximately 32 percent of the remaining 2011 copper production at an average price of $4.08 per pound and zero cost collars are hedging approximately 30 percent of the 2011 copper production with an average floor price of $3.02 per pound and an average cap price of $4.84 per pound.  The remaining 38 percent is un-hedged and prices will continue to fluctuate with market copper price.  With these hedges, the Company is benefiting from the current copper price, up 68 percent, while obtaining insurance for the remainder of its production at $4.08 per pound on average.

For 2012, the Company has hedged approximately 13 percent of the 1Q12 copper production through zero-cost collars with an average floor price of $3.50 per pound and an average cap price of $5.18 per pound.

Focusing on operating cost, our total operating costs and expenses have increased 29.7 percent or $192.4 million, when compared to the fourth quarter of 2010.  The most important additional cost was $215 million in purchased copper concentrate.  This higher cost results from approximately 30,000 tons of purchased concentrate charged to cost to balance our smelting capacity with our current production rate and to replace purchased copper in process of Buenavista material at our Mexican smelting operation.

Purchased copper should decrease its weight in the future as we increase copper production from the Buenavista and Cuajone mines.  Besides these costs, we’ve had some cost inflation during the past quarter, particularly in fuel, power and $22.3 million of cost related to the Buenavista ramping up.

Operator:                                                                    Excuse me.  It will be just one moment while we’re having some technical difficulties.  Please hold the line.

Raul Jacob:                                                         OK.  My excuses to all of you for this.  We were cut-off from the line.  I am returning to where I left my presentation on operating costs.

As I said, most of the cost increase in the first quarter of the year has been related to purchased copper concentrate that was — we had a variance of $215 million on that matter, mainly to balance our copper concentrate production, with our smelting rate.  Besides these costs, we have some cost inflation during the past quarter, particularly in fuel, power and cost related to the Buenavista ramping up that I indicated was $22.3 million.

As a result of the previously mentioned sales and operating costs, EBITDA for the first quarter was $842 million.  This figure was 22 percent higher than the $692 million of EBITDA for the first quarter of 2010.

Speaking of our cash cost, Southern Copper operating cash cost, including the benefit of by-product credits, was 24.3 cents per pound in the first quarter of this year.  This cash cost was slightly higher than the 23.1 cent of cash cost for the fourth quarter of 2010.

The Company’s first quarter operating cash cost per pound of copper produced before by-product credit was $1.67 per pound, 14 cents higher than the operating cash cost of $1.53 cents per pound that we had in the fourth quarter of 2010.

The cash cost increase of 14 cents before credit is mainly attributable to the repair cost of Buenavista, that represented about eight cents per pound of copper and cost inflation of six cents.  Considering the lower production cost of the Buenavista operation, we expect cash cost before by-product credit to decrease in the second half of this year.

Regarding by-products, we had a total credit of $1.42 per pound of copper in the first quarter of this year compared to a credit of a $1.30 per pound in the fourth quarter of 2010.  A 12 cent of higher credit was mainly due to higher prices of sulfuric acid, zinc, silver and the third party’s purchased copper net contributions.

Net earnings. As a result of the better market prices and higher copper volume from Buenavista, our net income was $478 million or diluted earnings per share of 56.3 cents.  This figure compares with net earnings for the first quarter of 2010 of $383 million or diluted earnings per share of 45.1 cents, a 25 percent increase.

Expansion and capital projects.  Since we have some recent developments affecting the Tia Maria Project, let me start by explaining the project status and the Company’s position regarding certain government’s decisions.

Starting on March 23, a small group opposing mining activities in the Islay Region, conducted violent acts with groundless and completely false allegations that the Tia Maria project will use agricultural water and would cause pollution in the region.  These activists have been conducting disruptions, which included national highway blockages, damage to public and private property and attacks on police forces.

Specifically, the activists blocked the high traffic highway between the port of Matarani and Arequipa, located 50 kilometers away from the Tia Maria project.  These blockages have nothing to do in any way with the construction of our project.  In essence, the activists are using the Tia Maria project as an excuse to impede investment and to cause problems to the State, companies and local communities.

The Company has repeatedly stated that the water to be used at the project will be transported from the ocean through a 30 kilometer long pipeline, after its desalinization.  All tests and analysis for the operation of the project have been conducted with sea water, which makes the falseness of the activists’ arguments all the more apparent.  With respect to the activists’ pollution argument, the Company has also repeatedly provided evidence that the project complies with the most strict and cumbersome environmental standards.

In light of the activists’ disruptions, the Peruvian government has suspended the Tia Maria project.  The Company will let a prudent time elapse for the current political situation — because of the current political situations in Peru, although in the near future we will provide the authorities with every single piece of information requested by the Ministry of Energy and Mines with respect to the Environmental Impact Assessment.

The Company is confident that with this information any concerns the authorities might have, will be answered as the Company has always complied with the highest environmental standards.  This type of SXEW leaching facility has been widely developed in Peru and other countries and it has been proven that they comply 100 percent with environmental regulations and do not pollute the air, soil or water of the nearby lands.

The Tia Maria project comprises an investment of approximately $1 billion, generating 4,000 jobs during the construction phase and 4,100 direct and indirect permanent jobs.  The estimated annual production of the project is 120,000 tons of copper cathodes, all obtained through a leaching process, which is considered worldwide as the most environmental-friendly production method.

The project would significantly increase Peruvian exports and generate important contributions to the Peruvian economy through income taxes and mining royalties, as well as payroll taxes, custom duties, mining rights and other levies.  In addition, the Company plans to invest in social responsibility programs in the Arequipa Region similar to those established in the communities nearby the current Peruvian operations of Toquepala, Cuajone and Ilo.

The Company is confident that the Peruvian government will provide the legal stability that allows for economic development of mining investments and favorable legal and economic conditions for the growth and development of Peru.

As of March 31, 2011, the Company has spent $434.7 million in Tia Maria.  The total budget to complete this project is $601 million, of which $324 million were budgeted for 2011.

Moving to our capital investments, the Company’s capital expenditures for the first quarter of 2011 were $73 million.

Regarding our expansion projects in Buenavista, we’re working at full speed to deliver the planned 88,000 tons of additional copper to our leaching plants number III and number IV, which will come into production during the second half of 2013.  We’re also constructing their corresponding crushing and conveying systems.

Additionally, we’re working on the molybdenum recovery plant of Buenavista, with a capacity of 2,000 tons per year, which we anticipate will begin production in the fourth quarter of 2012.  We’re also concluding the detailed engineering studies for the Buenavista new concentrator, which will allow us to increase an additional 180,000 tons of copper by the end of 2015.

Currently, there are more than 4,200 employees and contractors working at Buenavista in the State of Sonora for the development of these projects.  The estimated investment is $2.6 billion over the next four years.

The social programs for the Buenavista community are also under way.  The Company reconstructed the state of Sonora Medical Clinic, two new water wells and a street-paving program that have been completed and the town library, with the most modern technology to improve reference search capabilities.  In 2011, the Company continues investing for the benefit of local communities.

The Pilares mine site, close to the La Caridad mine, is being evaluated.  As of March of this year, 13,700 meters of drilling has been performed, access roads were developed and metallurgical testing and preliminary mine planning has begun.

Regarding the Toquepala expansion, through March 31, 2011, we have spent $124 million on this project, mainly in mine equipment.  The use of high pressure grinding rolls and wet screening at the tertiary crushing stage is expected to reduce operating cost.   The scope of the project is currently under review as we are evaluating an increase in milling capacity of 60,000 tons per day from 40,000 tons per day originally planned.

The Cuajone expansion project has a total capital budget of $301 million, of which we have spent $43.1 million through March of this year.  Increased production from this expansion project will begin in the second half of 2011.

The Tantahuatay project is located in Cajamarca in northern Peru.  In 2010, we began development of this project to exploit its gold cap.  Tantahuatay contains estimated resources of 27.1 million tons of mineralized material, with an average silver content of 13 grams per ton and 0.89 grams of gold per ton.  We expect to start dore production by July, 2011.  The project is expected to have an average annual production of 90,000 ounces of gold and 425,000 ounces of silver for five years.  The Company has a 44.25 percent participation in this project.

Regarding the AMC proposal with respect to an all-stock business combination, as we reported previously on July 23 of last year, the Company received a non-binding proposal from its parent company, Americas Mining Corporation, offering to effect an all-stock business combination of Southern Copper and AMC, the parent company of ASARCO.   As proposed, all stockholders of Southern Copper will receive 1.237 common share of AMC in exchange for each share of SCC.

As part of this process, the stock of AMC would be registered and listed on the New York, Mexico and Lima Stock Exchanges.  Once completed, the SCC shares will be delisted from the exchanges.

On August 10th of last year, the Company formed a special committee of independent directors to evaluate the AMC’s proposal.  This special committee has engaged independent legal, financial and mining advisors to assist in this transaction and help in the evaluation of the proposal.  There is no specific deadline for this process.

Dividend payments.  Regarding dividends, as you know, it is the Company’s policy to review at each Board meeting the capital investment plan, cash resources and expected future cash flow generation from operations in order to determine the appropriate quarterly dividend.   Accordingly, as disclosed to the market on April 13, 2011, the Board of Directors authorized a dividend of

56 cents per share.  This dividend will be paid on May 18, 2011 to shareholders of record at the close of business on May 4th.

Well, with this, ladies and gentlemen, we’re finishing the presentation of the conference call.  Thank you very much for joining us today and we would like to open up the forum for questions.

Operator:                                                                    If anybody would like to ask a question, please press star one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Your first question comes from the Leonardo Correa from Barclays Capital.  Your line is open.

Leonardo Correa:                          Hello.  Good morning.  Thank you very much for the call.

My first question is regarding the political environment in Peru.  What are their expectations on the potential changes for the mining industry going forward under a more (relaxed) regime if that really occurs?  And my second question would be regarding also the other expansion plans that you have on Peru (inaudible) in Cuajone…

Raul Jacob:                                                         Leonardo, Leonardo?  Leonardo?

Leonardo Correa:                          Yes?  Hello?

Raul Jacob:                                                         Leonardo, we can’t copy you.  I’m sorry.  Could you — could you speak a little bit louder because we cannot copy you?

Leonardo Correa:                          Sure.  I’ll try.  The line was very bad all along, but let me try.

So, first of all, my question is regarding the political environment in Peru.  What are your expectations on the changes for the mining industry under potentially a more rigid regime in Peru?  So just highlight maybe some of your updated expectations over the political environment in Peru.  That’s my first question.

And the second question is also regarding Peru on your Toquepala and Cuajone projects, if you have changed any of your plans regarding those projects and how do you expect these projects evolving going forward especially in an environment with a new government potentially and also with all the social unrest caused to the mining industry?

Raul Jacob:                                                         OK.  The first question is regarding future mining taxation in Peru and the second one refers to the projects of — the expansion of Toquepala and Cuajone in Peru and the current plans regarding the current political environment.  Is that a fair summary of your questions, Leonardo?

Leonardo Correa:                          That’s right.  That’s correct.  Perfect.

Raul Jacob:                                                         OK.  OK.  Well, regarding taxation, we’re currently — and this is related to the political campaign that is going on right now in Peru.  What we have seen is that at the time of the campaign, several statements were made regarding mining taxation that are not necessarily maintained when the winner takes office.  At this point, we have two candidates that are mentioning that some increases in taxation for mining activities are likely in the future, but we will wait to see what happens at the election and what the elected president is doing when in office.

Regarding the Company’s plans for the Toquepala and Cuajone expansions, I’ll ask Mr. Oscar Gonzalez to comment on those two.

Oscar Gonzalez Rocha:                       Yes.  About the Toquepala project, we are going to continue doing the detailed engineering and the preparation of the environmental impact study to be presented at the end of May.  We already bought the mining equipment in order to start doing the extra stripping that we will need in order to prepare the mineral to double the capacity of the Toquepala project, that is going from 60,000 that we are mainly in today to 120,000. It will be a new plan of 60,000 tons per day.

Regarding the Cuajone expansion, we already have spent $43 million in equipment for the mine, for the stripping that we need to do — a change in the variable cut-off grades in order that we will have better grades in the second part of the year.  Because, like was explained, we have low grades at Cuajone in the order of 0.5, and then we will need to return to 0.6 or 0.7 in the last four months of this year in order to recover the production that we didn’t have this first quarter.

And we hope that the government or the Company is confident and the government will provide the legal stability and the economic conditions in order that we can continue with the two projects.  I hope that will answer your question.

Leonardo Correa:                          Yes, it does.  Thank you.

Operator:                                                                    Your next question comes from Victoria Santaella from Santander.  Your line is open.

Victoria Santaella:                      Hi.  Good morning, gentlemen.  Raul, can you elaborate a little bit more on what are the risk of revising your expansion plan if Humala wins the election?  I know it sounds a little bit repetitive, but it was not clear if Southern Copper will be revising the growth, and if it’s possible to talk about it at this point in time?

And talking about the operation of the Company, is there any risk that for next year, 2012, we might see delays in the expansion — on the other projects’ expansions?  I’m not talking about Tia Maria, but the other projects that you previously have been discussing.

Raul Jacob:                                                         Regarding your first question, as has been indicated by our CEO, we are expecting the next government to provide the proper conditions to develop our projects and to develop the mining industry in Peru, that’s our current position.  On this, we’re not making any more comments about the political circumstances.  We think that Peru should promote economic growth as well as mining industries as part of an important contributor of this growth.

About the expansion for next year, well, we are always reviewing our mining — our expansion plans in light of different circumstances and that is an ongoing task.  We are not changing our plans at this point.  So we are — basically continuing with our projects (inaudible).

Victoria Santaella:                       Thank you very much.

Operator:                                                                    Your next question comes from David Radclyffe from BMO.  Your line is open.

David Radclyffe:                             Hi.  Thank you.

Just another question — (sorry) on Tia Maria, just from a different angle here.  If you actually had to abandon the project if the political landscape as you were talking about didn’t improve, maybe could you just recap for us how much of the $435 million that you have invested so far, you could actually potentially recoup?

And then a second question would be on the ASARCO combination, I know you said that you can’t provide an update in terms of a deadline, but I do understand that G Mexico was actually targeting completion by sort of midyear.  So, I was just wondering if there’s any update or if there is anything new that’s emerged that’s holding the process up?  Thank you.

Raul Jacob:                                                         OK.  Thank you very much, David.  And let me answer your first question regarding the Tia Maria project.  Of the amount invested, most of it is equipment, either mining equipment or plant equipment for leaching, as well as at the electrolytic refinery that can be eventually transferred to other projects that the Company has.  So, on that matter, most of the $435 million that has been invested in Tia Maria will be easily reallocated to other Company projects.

And your second question was regarding the transaction with ASARCO.  In that matter, the group led by independent directors was conformed in August of last year as I mentioned and they are doing their work.  They already hired legal as well as financial and mining advisors.  They are moving forward to come to an end in their review, but they have no specific deadline to finish their work.  So that’s what we can report at this point on this matter.

Oscar Gonzalez Rocha:                       Raul, let me add a little bit about the equipment of Tia Maria.  Yes.  We have about a $400 million investment and that is mainly about $90 million in equipment for the mine but we are already using part of that equipment at

Toquepala and Cuajone for the stripping.  We hope that in case that we cannot get the Tia Maria project to go on and we are going to insist with the government as soon as it will be inaugurated, then we have the opportunity to use part of the equipment that belongs to the SXEW plant, that is about $84 million, at our two projects of the SXEW plants at Buenavista, because they are two projects — the SX/EW III and the SX/EW IV that will be 88,000 tons and the plant at Tia Maria is for 120,000, which will be a little bit higher, but we have a lot of solutions at Buenavista in order to reach the 120,000 in the near future.

And in the case of the equipment for crushing and conveying, we can use it at the Toquepala expansion, at the primary crusher part of the conveyer and at the secondary and, tertiary part.  Then, of course, we are going to have pending in that case about $40 million of engineering that is almost complete and some more that is a small amount.  But mainly we will have about $350 million of equipment used in different areas of Mexico and Peru.

David Radclyffe:                             Thank you very much.

Operator:                                                                    Your next question comes from Deepay Herring from Merrill Lynch.  Your line is open.

Deepay Herring:                               Hi.  Thank you.  But my question has been answered already.

Male:                                                                                        And, (Deepay), (inaudible).

(Deepay Herring):                       (Inaudible).  Hello?

Operator:                                                                    OK.  Your next question then comes from Jamie Nicholson from Credit Suisse.  Your line is open.

Jamie Nicholson:                            Hi.  Thanks for the call.  What is your CapEx budget this year, by quarter, given that you spent only $73 million in the first quarter?  I’m wondering when you will be ramping up your CapEx, and if you’ve adjusted the budget downward given the Tia Maria delay?  That’s my first question.

Raul Jacob:                                                         OK.  Well, for the second — this is our target for expansion.  OK.  For the second quarter, we have budgeted about $121 million.  For the third quarter — sorry, I made a mistake.  This is related to the Peruvian operations.

For the whole year, our total budget is $808 million for the Peruvian operation and $867 million for the Mexican operation.  We usually don’t spend this on an even basis in each quarter of the year.  As I explained, we spent $73 million in total.  We will be increasing our expenditures as we move on throughout the year.

For the current year, we have a budget of $324 million for Tia Maria.  That budget will probably change since we are expecting some delays on the project at this point.  For the rest of the year, we will be spending, that is, increasing our expenditures at the Mexican operations, as well as at the Peruvian operations in the third and fourth quarter of the year.  At this point, we don’t have a revised forecast of our CapEx per quarter for 2011.

Jamie Nicholson:                            OK.  So it sounds like you’re keeping the same CapEx budget that you mentioned last quarter for this year, but that it may be revised over the course of the year if Tia Maria continues to be delayed.  Is that correct?

Raul Jacob:                                                         Yes.  That’s a fair statement, Jamie.

Jamie Nicholson:                            And do you still plan to fund this CapEx out of cash flow or do you have any financing plans?

Raul Jacob:                                                         At this point, we don’t have specific financing plans for increasing our debt.  Last year, as you recall we issued $1.5 billion in bonds basically waiting to be spent for the projects.

Jamie Nicholson:                            OK.  And then — thank you.  I noticed that around 37 percent of your EBITDA last year came from Mexico, and given the growth that you’re seeing in Buenavista, and given the comment that you made about it being a very low cost mine, do you have a forecast or an expectation for what your EBITDA contribution from Mexico will be this year and next?  It looks like it could get close to 45 percent of your total EBITDA given production growth out of

Buenavista.  Is that somewhere in the range of what you’re seeing for the breakdown between Mexico and Peru?

Raul Jacob:                                                         We think that — it’s not only copper that we’re talking about here but also by-product credits.  At this point we’re expecting a relative balance between the contributions of Mexico and Peru for 2011.  As Buenavista recovers, we will have more contributions from the Mexican operations into our EBITDA.  At this point, for the forecast for the year is a relatively balanced contribution.

Jamie Nicholson:                            OK.  And then one final question, going forward just on this point about the uncertainties in the tax regime in Peru, do you expect that should those uncertainties remain or if you are dissatisfied with the tax, that you would allocate more of your investment into Peru and focus — excuse me — into Mexico and focus your growth in Mexico rather than Peru given the uncertainties regarding the political and tax regime there?

Raul Jacob:                                                         No, I think that this is something that will be defined very quickly as soon as we have a new administration in Peru.  And on that day, we will have a review of our plans, if necessary, if not we will continue with them.

Jamie Nicholson:                            OK.  Thank you very much.

Raul Jacob:                                                         You’re welcome.

Operator:                                                                    Your next question comes from Alfonso Salazar from Morgan Stanley.  Your line is open.

Alfonso Salazar:                               Thank you very much for the call.  And my question is regarding color on cost increases in the quarter.  I think it’s going to be very useful if you can give us a breakdown on what is due to Buenaventura, maybe something is due to lowered ore grades or cost inflation.  I don’t know if you can share with us that information.

Raul Jacob:                                                         Could you repeat your question, Alfonso, please?

Alfonso Salazar:                               Sure.  My question is regarding if you can give us some color on cost increases during the quarter, it would be very useful if you can give us a breakdown on what is due to Buenaventura or some preparation expenses or some lower ore grades affecting your costs.

Raul Jacob:                                                         OK.  OK.  Let me — thank you very much for the question, because we think it allow us to explain what has happened in the first quarter.  I’m sure that many of you  had a concern about the increment in cost of operating costs and expenses. As I reported, it increased 29.7 percent or about $192 million in the first quarter when you compare it to the prior one, to the fourth quarter 2010.  And the most important additional cost was about $215 million of purchased copper concentrate.

Let me explain to you why we had these additional costs. The reason for this is twofold.  The first one is that we had a smelting capacity that was much higher than our copper concentrate production rate in the first quarter.  We had much more capacity to smelt copper concentrate than what we had in total concentrate production. In this case the production that we required is the Buenavista production and the Cuajone production.  We indicated already that Cuajone will pass in the first half of this year from the lower ore grade that it is currently trending to a higher one due to a change in ore resulting from investments for the HPGR and the Cuajone variable ore grade projects.

So, one of the reasons is that we had to buy some copper concentrates to fill the proper level of our smelter facilities, which by the way has been operating at a very good rate during the first quarter in both Mexico and Peru.

The second reason is that we have replaced purchased copper concentrates that were part of our producing process in our operations due to the new production of our own copper concentrate.  So this second reason has also affected our cost in the first quarter of 2011.  Besides the third parties concentrate cost we had some cost due to inflation.  Our fuel cost increased by $7 million in the quarter when compared to the fourth quarter. Power cost increased $10 million and cost related to the Buenavista ramping up, the repairs and everything that we have charged to cost was $22.3 million.  So when you add all of these charges, you have a cost increase in Peru, as I said, of $192 million.  We have some positive cost variances obviously and a cash cost increased before credit of 14 cents, as was reported.

Alfonso Salazar:                               Thank you very much.

Operator:                                                                    Your next question comes from Rodrigo Barros from Deutsche Bank.  Your line is open.

Rodrigo Barros:                                  Good morning, Raul.  Thanks for the call.  I have a couple of questions.   First, if you could give us more color on how much copper concentrate you should be — you should buy in 2011 and 2012 possible for your (extra smelting) capacity?  And my second question is on the ore grades in particular Cuajone.  Since, I mean, we are only at 0.5%, and then by the end of the year, we should be 0.7%, as you mentioned in the call.   What should we expect for 2012 in terms of falling rates, is the deteriorating rates also a trend or maybe we have some stabilization?  Thank you very much.

Raul Jacob:                                                         OK.  Thank you very much for the questions, Rodrigo.  Let me start by the last one.

The Cuajone operation’s ore grade will increase because of the variable cut off project. The higher ore grade will start to show up to be precise on the second half of this year.  That’s part of the variable cut off grade project that we have been implementing at Cuajone and that will increase the ore grade, as was mentioned, from 0.5 to 0.7 for the rest of the year, starting on the second half.  And in total, for the next 10 years, the Cuajone operation will increase its production with this project and another one which will use HPGR or high pressure grinding rolls at the operation. The two projects will increase Cuajone production by about 22,000 tons per year.  That’s something that we’ll certainly go into 2012 as well.  I’m sorry.  What was your first question?

Rodrigo Barros:                                  If you could give us some guidance on how much copper concentrate you should buy in 2011 and 2012?

Raul Jacob:                                                         Yes.  Concentrate purchases, thank you.  For the first quarter, we bought about 30,000 tons of copper from third parties — copper concentrate from third parties.  For the rest of the year, we are expecting to buy another 8,000 tons, most of them in the second quarter of this year.  As Buenavista is ramping up, but it is still not at full capacity until May.

From thereon…

Rodrigo Barros:                                  OK.

Raul Jacob:                                                         … we believe that we will be balanced between our smelting and concentrate productions and capacity.  I’d like to also mention that this is not only the result of lower production.  It’s actually the result of higher smelting capacity at the Peruvian operations.  Last year, we finished the by-annual maintenance of our Ilo smelter that increased its smelting capacity by about 10 percent and that’s why we’re having much more demand for third parties concentrates.  As we have more normal production coming from Buenavista and Cuajone that would be replacing purchased copper, and certainly the cost of our own material is much lower than the cost of purchased copper.

Rodrigo Barros:                                  Great.  Great.  I will call you later to get (inaudible), but thanks very much for the answers.

Raul Jacob:                                                         OK.

Operator:                                                                    Your next question comes from Sergio Matsumoto from Santander Investment.  Your line is open.

Sergio Matsumoto:                      Hi.  I want to ask a question about tax stabilization agreements that you have with the Peruvian government.  On this, are they still current, and if so when do they expire?  That’s the first question.  And what types of taxes are covered in this agreement, are they both for corporate tax and royalties?  And lastly, would the government need to revoke them if they want to introduce new taxes and royalties?

Raul Jacob:                                                         OK.  Regarding tax stability agreement, we had one related to our Toquepala SXEW plant that’s expired already.  So, at this point we have no tax stability contracts that are in effect.  And your second question was — I’m sorry that I…

Sergio Matsumoto:                      Oh, that’s all right.  That’s OK.

Raul Jacob:                                                         … (inaudible).  I’m very sorry about that.

Sergio Matsumoto:                        It’s about what type of taxes are covered in those agreements.  Whether they’re both taxes and royalties?

Raul Jacob:                                                         They are not — we are paying the usual Peruvian taxes, which are royalty taxes that go from one to three percent of sales.  The Company’s average, to give you an idea, because there are certain deductions that we can apply to that, the Company’s average is about two percent of sales after it has taken the deductions.  Corporate tax is currently 30 percent and we have a dividend tax on top of that, which is three percent of profits before taxes and there is a profit sharing, which is eight percent of profits before taxes; that’s basically what we pay on taxes.

Sergio Matsumoto:                      And the last question is, I just want to get an idea of how much protection you may have with the agreement if the new government once they introduce the new tax or royalties?

Raul Jacob:                                                         We don’t have any current agreement, Sergio.  OK.  We are complying with the laws and taxes approved by Congress, and let me mention this because it’s important for all of you to know.  The next Congress, which has already been elected, will not have a majority group; it will be composed of several minorities.  None of the candidates on the run-off is having more than 30 percent of Congress; actually they have less than 30 percent. In order to change taxes, you have to pass a law, so if you want to have, say, a new income tax, it has to be approved by Congress.  Congress has been very reluctant to approve new taxes in the past.  We have to see how this new Congress will react to that.  But at this point that’s our view of the tax.

Sergio Matsumoto:                      Yes.  Thank you.

Operator:                                                                    Again, I would like to remind anyone who would like to ask a question to press star one on your telephone keypad.  Your next question comes from Rodrigo Heredia from IXE.  Your line is open.

Rodrigo Heredia:                            Hi.  Good morning everyone.  Thank you for the call.

Taking into account that all that you’ve said about the increase in the cost of sales in this quarter, can we expect that the EBITDA margin will increase by the end of this year because in the first quarter the margin is something around 52.6 percent versus an average of the last year of 56.1 percent?  So, I think that if you reduce the third party’s copper concentrate purchases and the weight of the fixed cost at Buenavista could be lower, you could show an increase in the EBITDA margin.  Is that right?

Raul Jacob:                                                         Let me — let me — thank you very much for your question, Rodrigo.  And let me mention that at these prices, if we keep replacing copper concentrate from third parties by our own concentrate production, which has a much lower cost, that will certainly increase our EBITDA margin looking forward or moving into the second half of this year.  So, I basically concur with what you just said in the sense that we will increase — we could increase our EBITDA margin as long as we have these prices and we have much more of our own production coming into the market.

As I mentioned, our guidance for the year is maintained at this point.  We are not buying much more copper concentrate for the rest of the year because we had a one-time effect, which was replacing the copper in process at our operations by our (inaudible) purchases of copper in the first quarter.  That will not happen again this year.  That’s our plan.  We don’t expect it to happen the rest of the year.  So, we will be using much more of our own copper concentrate and less of the purchased copper.  As I mentioned, we’re expecting to buy about 8,000 tons of additional copper concentrate from third party concentrate.  That’s a much lower number than what we processed in the first quarter, which was about 30,000 tons of copper concentrate.

Rodrigo Heredia:                            OK.  Thank you.  One more.  You just said that in the case that Tia Maria couldn’t go further, the equipment could be used at other projects, Toquepala, Cuajone or even Buenavista.  My question is, if this is the scenario and you use the SXEW plants that you already bought, if you use it at Buenavista, this could generate on a faster start in operations at Buenavista for this project or the outlook could remain at the same time, I mean, in 2014?

Raul Jacob:                                                         I think that at this point we’re indicating that the outlook is for 2013.  If we have to change — or if we have to pull out from Tia Maria the new equipment, we will have to review our plans and it is possible that that will accelerate a little bit our project, but this is very speculative at this point (inaudible).

Rodrigo Heredia:                            OK.  Thank you so much.

Raul Jacob:                                                         Sure.

Operator:                                                                    Mr. Jacob, I have no further questions at this time.  I turn the call back over to you.

Raul Jacob:                                                         OK.  Well, thank you very much to all of you for attending our conference call and we expect to see you at the next quarter conference call for the second quarter 2011 results.  Thank you very much.

Operator:                                                                    This concludes today’s conference call.  You may now disconnect.

END

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN COPPER CORPORATION

Date: April 27, 2011	By:	/s/Jose N. Chirinos
	Name:	Jose N. Chirinos
	Title:	Comptroller